As filed with the Securities and Exchange Commission on August 10, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN STATES WATER COMPANY

(Exact name of Registrant as specified in its charter)

California	95-4676679
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

630 East Foothill Boulevard

San Dimas, California  91773

(909) 394-3600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eva G. Tang

Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer

630 East Foothill Boulevard

San Dimas, California  91773

(909) 394-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

C. James Levin, Esq.

Frances E. Lossing, Esq.

O’Melveny & Myers LLP

400 South Hope Street

Los Angeles, California 90071

(213) 430-6000

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filter, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(5)	Amount of registration fee(5)
Debt Securities	(1)	N.A.
New Preferred Shares, no par value	(1)(2)	N.A.
Depositary Shares	(1)(2)(3)	N.A.
Common Shares, no par value	(1)(4)	N.A.
Total	$115,000,000	$0	(6)

(1)        In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $115,000,000 or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $115,000,000.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)        Shares of New Preferred Shares and Depositary Shares may be issuable upon conversion of Debt Securities registered hereby.

(3)        In the event American States Water Company elects to offer to the public fractional interests in shares of the New Preferred Shares registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests, and the shares of New Preferred Shares will be issued to a depositary under a deposit agreement.

(4)        Common Shares may be issuable in primary offerings and upon conversion of the New Preferred Shares or Debt Securities registered hereby.

(5)        An indeterminate amount of securities to be offered is being registered pursuant to this registration statement as permitted by Rule 457(o).

(6)        Pursuant to Rule 457(p), the amount of the registration fee of $6,417 is more than offset by $12,235.45, which is the amount of the filing fee paid in connection with unsold securities with an aggregate offering price of $114,350,000 registered pursuant to American States Water Company’s Registration Statement No. 333-136682 on Form S-3 filed with the Securities and Exchange Commission on August 16, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 10, 2009

Prospectus

$115,000,000

COMMON SHARES

DEBT SECURITIES
PREFERRED SHARES
DEPOSITARY SHARES

We may from time to time offer the securities described in this prospectus, either separately or in combination.  The aggregate initial offering price of all securities sold under this prospectus will not exceed $115,000,000.  This prospectus provides you with a general description of the securities we may offer.  We will provide you with the specific terms of each offering in supplements to this prospectus.  We may also supplement, update or amend information contained in this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “AWR.”  The other securities we may offer will be a new issue with no established trading market.  If we decide to seek listing of any of these other securities upon issuance, we will disclose the exchange, quotation system or market on which these securities will be listed in a prospectus supplement.

We may sell securities directly to you or through underwriters, dealers or agents.  The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

Investing in our securities involves risks.  Before buying any securities, you should carefully read the discussion of material risks involved in investing in our securities under the heading “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus.  No dealer, salesperson or other person is authorized to give information that is different.  This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus or in any prospectus supplement is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using the shelf registration process.  Under this process, we may sell up to $115,000,000 of the securities described in this prospectus in one or more offerings over the next several years.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities for that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  Although we will try to include all information that we believe may be material to investors, certain details that may be important to you may have been excluded.  To see more detail, you should read the exhibits filed by us with the registration statement or other SEC filings.

We also periodically file with the SEC documents that include information about our financial statements and our company, including information on matters that might affect our future financial results.  Directions on how you may get our documents are provided on pages 30-31.  It is important for you to read these documents, this prospectus and the applicable prospectus supplement before you invest.

OUR COMPANY

We are the parent company of Golden State Water Company, or GSWC, Chaparral City Water Company, or CCWC, and American States Utility Services, Inc., or ASUS, and its wholly-owned subsidiaries (Fort Bliss Water Services Company, Terrapin Utility Services, Inc., Old Dominion Utility Services, Inc., Palmetto State Utility Services, Inc. and Old North Utility Services, Inc.).

GSWC provides water service to more than 75 communities and 10 counties in California and electric service in the City of Big Bear Lake and surrounding communities in San Bernardino County, California. This subsidiary accounts for more than 84% of our operating revenues. GSWC is regulated by the California Public Utilities Commission, or CPUC.

CCWC provides water service in the town of Fountain Hills, Arizona and a portion of the City of Scottsdale.  CCWC is regulated by the Arizona Corporation Commission, or ACC.  ASUS, through its wholly-owned subsidiaries, has contracted with the U.S. government to provide water and/or wastewater services pursuant to 50-year fixed price contracts, which are subject to periodic prospective price redeterminations and modifications for changes in circumstances, at military bases located in Maryland, New Mexico, North Carolina, South Carolina, Texas and Virginia.  ASUS has also, from time to time, entered into contracts for construction of infrastructure improvements at these bases, and together with GSWC, has been pursing opportunities to provide additional retail water services in California.

Our principal executive office is located at 630 East Foothill Blvd., San Dimas, California 91773 and our telephone number is 909-394-3600. Our web site may be accessed at www.aswater.com. Neither the contents of our web site nor any other web site that may be accessed from our web-site is incorporated in or otherwise considered a part of this prospectus.

RISK FACTORS

You should carefully read the risks described below and other information in this prospectus and in documents we incorporate by reference in order to understand certain of the risks of our business.

Our business is heavily regulated and, as a result, decisions by regulatory agencies and changes in laws and regulations can significantly affect our business

Our revenues depend substantially on the rates and fees we charge our customers and the ability to recover our costs on a timely basis, including the ability to recover the costs of purchased water, groundwater assessments, electric power, natural gas, chemicals, water treatment, security at water facilities and preventative maintenance and emergency repairs.  Any delays by either the CPUC or the ACC in granting rate relief to cover increased operating and capital costs at our public utilities or delays in obtaining approval of our requests for equitable adjustments or price redetermination for contracted services from the U.S. government may adversely affect our financial performance.  We may file for interim rates in California in situations where there may be delays in granting final rate relief during a general rate case proceeding.  If the CPUC approves lower rates, the CPUC will require us to refund to customers the difference between the interim rates and the rates approved by the CPUC.

Regulatory decisions may also impact prospective revenues and earnings, affect the timing of the recognition of revenues and expenses, may overturn past decisions used in determining our revenues and expenses and could result in impairment of goodwill if the decision affects CCWC or ASUS.  Management continually evaluates the anticipated recovery of regulatory assets, liabilities and revenues subject to refund and provides for allowances and/or reserves as deemed necessary.  In the event that our assessment of the probability of recovery through the ratemaking process is incorrect, we will adjust the associated regulatory asset or liability to reflect the change in our assessment or any regulatory disallowances.

Management also reviews goodwill for impairment at least annually.  A change in our evaluation of the probability of recovery of regulatory assets, a regulatory disallowance of all or a portion of our costs or material impairment of goodwill could have a material adverse effect on our financial results.  At June 30, 2009, CCWC had $3.5 million of goodwill which may be at risk for potential impairment if rate increases that we have requested from the ACC are not granted and ASUS had $1.1 million of goodwill which may be at risk for potential impairment if requested price redeterminations and equitable adjustments are not granted.

We are also, in some cases, required to estimate future expenses and in others, we are required to incur the expense before recovering costs.  As a result, our revenues and earnings may fluctuate depending on the accuracy of our estimates, timing of our investments or expenses or other factors.  If expenses increase significantly over a short period of time, we may experience delays in recovery of these expenses, the inability to recover carrying costs for these expenses and increased risks of regulatory disallowances or write-offs.

Regulatory agencies may also change their rules and policies which may adversely affect our profitability and cash flows.  Changes in policies of the U.S. government may also adversely affect our military base contract operations.  In certain circumstances, the U.S. government may be unwilling or unable to appropriate funds to pay costs mandated by changes in rules and policies of state regulatory agencies or may seek bids on work that we believe is covered by the contract awarded to us, thereby reducing the returns that we anticipated at the time of execution of the contract.  The U.S. government may also delay approval of requests for equitable adjustment or redetermination of prices which could adversely affect our anticipated rates of return.

We may also be subject to fines or penalties if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our businesses, unless we appeal this determination or our appeal of an adverse determination is denied.

Our costs involved in maintaining water quality and complying with environmental regulation have increased and are expected to continue to increase

Our capital and operating costs have increased substantially as a result of increases in environmental regulation arising from increases in the cost of disposing of residuals from our water treatment plants, upgrading and building new water treatment plants, monitoring compliance activities and securing alternative supplies when necessary.  Our public utilities may be able to recover these costs through the ratemaking process.  We may also be able to recover these costs under contractual arrangements.  In certain circumstances, costs may be recoverable from parties responsible or potentially responsible for contamination, either voluntarily or through specific court action.

We may also incur significant costs in connection with seeking to recover costs due to contamination of water supplies.  Our ability to recover these types of costs also depends upon a variety of factors, including approval of rate increases, the willingness of potentially responsible parties to settle litigation and otherwise address the contamination and the extent and magnitude of the contamination.  We can give no assurance regarding the adequacy of any such recovery to offset the costs associated with the contamination or the cost of recovery of these costs.

Our subsidiaries operating water and/or wastewater systems on military bases are also subject to increasingly stringent environmental regulations.  The contracts provide various mechanisms for recovery of costs, including increasing revenues through change in conditions provisions and equitable adjustment procedures.  Our contracts with the U.S. government are, however, subject to the Anti-Deficiency Act.  As a result, our recovery of these costs may depend upon Congressional action to appropriate funds.

Additional Risks Associated with our Public Utility Operations

Our operating costs have increased and are expected to continue to increase as a result of groundwater contamination

Our operations are impacted by groundwater contamination in certain service territories.  We have taken a number of steps to address contamination, including the removal of wells from service, decreasing the amount of groundwater pumped from wells in order to slow the movement of plumes of contaminated water, constructing water treatment facilities and securing alternative sources of supply from other areas not affected by the contamination.

In some cases, potentially responsible parties have reimbursed us for some or all of our costs.  In other cases, we have taken legal action against parties believed to be potentially responsible for the contamination.  To date, the CPUC has permitted us to establish memorandum accounts in California for potential recovery of these types of costs.  As a result, our memorandum and water supply balancing accounts are high by historical standards.  We can give no assurance regarding the outcome of litigation arising out of contamination or our ability to recover these costs in the future.

Persons who are potentially responsible for causing the contamination of groundwater supplies have also been increasingly asserting claims against water distributors on a variety of theories and have thus far brought the water distributors (including us) within the class of potentially responsible parties in federal court actions pending in Los Angeles County.  This increases the costs and risks of seeking recovery of these costs.  Management believes that rate recovery, proper insurance coverage and reserves are in place to appropriately manage these types of claims.  However, such claims, if ultimately resolved unfavorably to us, could, in the aggregate, have a material adverse effect on our results of operations and financial condition.

The adequacy of our water supplies depends upon a variety of uncontrollable factors

The adequacy of our water supplies varies from year to year depending upon a variety of factors, including:

•                  Rainfall, runoff, flood control and availability of reservoir storage;

•                  Availability of Colorado River water and imported water from northern California;

•                  The amount of useable water stored in reservoirs and groundwater basins;

•                  The amount of water used by our customers and others;

•                  Water quality; and

•                  Legal limitations on production, diversion, storage, conveyance and use.

Population growth and increases in the amount of water used in California and Arizona have caused increased stress on surface water supplies and groundwater basins.  The importation of water from the Colorado River, one of our important sources of supply has decreased due to implementation of the California 4.4 Plan which limits the amount of water that the Metropolitan Water District of Southern California, or MWD, is entitled to take from the Colorado River.  In addition, new court-ordered pumping restrictions on water obtained from the Sacramento-San Joaquin Delta have decreased the amount of water MWD is able to import from northern California.  We are cooperating with MWD to secure additional supplies from conservation, desalination and water exchanges with agricultural water users, but it is not known to what extent these efforts will be successful and sustainable.

CCWC obtains its water supply from operating wells and from the Colorado River through the Central Arizona Project, or CAP.  CCWC’s water supply may be subject to interruption or reduction if there is an interruption or reduction in water supplies available to CAP.  In addition, CCWC’s ability to provide water service to new real estate developments is dependent upon CCWC’s ability to meet the requirements of the Arizona Department of Water Resources regarding the CCWC’s assured water supply account.

Water shortages may:

•                  adversely affect our supply mix, for instance, causing increased reliance upon more expensive water sources;

•                  adversely affect our operating costs, for instance, by increasing the cost of producing water from more highly contaminated aquifers;

•                  result in an increase in our capital expenditures, for example by requiring the construction of pipelines to connect to alternative sources of supply, new wells to replace those that are no longer in service or are otherwise inadequate to meet the needs of our customers, and reservoirs and other facilities to conserve or reclaim water; and

•                  adversely affect the volume of water sold as a result of mandatory or voluntary conservation efforts by customers.

We may be able to recover increased operating and capital costs through the ratemaking process.  We implemented a modified supply cost balancing account to track and recover costs from our supply mix changes, as authorized by the CPUC, in November 2008.  We may also recover costs from certain third parties that may be responsible, or potentially responsible, for groundwater contamination.

Our liquidity may be adversely affected by changes in water supply costs

We obtain our water supplies for GSWC and CCWC from a variety of sources.  For example, water is pumped from aquifers within our service areas to meet a portion of the demands of our customers.  When water produced from wells is insufficient to meet customer demand or when such production is interrupted, we have purchased water from other suppliers.  As a result, our cost of providing, distributing and treating water for our customers’ use can vary significantly.  Furthermore, imported water wholesalers, such as MWD and CAP, may not always have an adequate supply of water to sell to us.

We have established water supply cost balancing accounts at GSWC for expenses of purchased water, purchased power and groundwater related pump taxes for our water service areas.  Under the water supply cost balancing account procedures prior to November 2008, changes in water supply costs, such as those that occurred due to changes in supply mix (purchased water volume vs. pumped water, for instance) compared to the authorized amount historically directly affected our earnings.  In November 2008, the CPUC authorized GSWC to implement a modified balancing account that permits GSWC to reflect changes in all water supply costs, including those due to changes in water supply mix, in the balancing account.

Our liquidity and earnings could be adversely affected by increases in maintenance costs due to our aging infrastructure

Some of our systems in California are more than 50 to 75 years old.  We have experienced a high number of leaks, water quality and mechanical problems in some of these older systems.  In addition, well and pump maintenance expenses continue to increase due to rising labor and material costs and more stringent water discharge requirements.  These costs can and do increase unexpectedly and in substantial amounts.

We include increases in maintenance costs in each general rate case filed by our rate-regulated public utilities for possible recovery.  However, we estimate the amount of expenses expected to be incurred during future years in California.  We may not recover overages from those estimates in rates, which may adversely affect our financial condition, results of operations, cash flow and liquidity.

Our liquidity and earnings may be adversely affected by our conservation efforts

Conservation by all customer classes at GSWC and CCWC is a top priority.  However, customer conservation can result in lower volumes of water sold.  We are also experiencing a decline in per residential customer water usage due to the use of more efficient household fixtures and appliances by residential consumers, and perhaps, efforts by our customers to reduce costs as a result of adverse economic conditions.

Our public utilities businesses are heavily dependent upon revenue generated from rates charged to our residential customers for the volume of water used.  The rates we charge for water are regulated by the CPUC and the ACC and may not be unilaterally adjusted to reflect changes in demand.  Declining usage also negatively impacts our long-term operating revenues if we are unable to secure rate increases or if growth in the residential customer base does not occur to the extent necessary to offset the per customer residential usage decline.  In November 2008, we implemented a water revenue adjustment mechanism at GSWC which has the effect of reducing, in part, the adverse impacts of our customers’ conservation efforts.

Our earnings may be affected, to some extent, by weather during different seasons

The demand for water and electricity varies by season.  For instance, most water consumption occurs during the third quarter of each year when weather in California and Arizona tends to be hot and dry.  During unusually wet weather, our customers generally use less water.  In November 2008, GSWC implemented a new conservation rate design and a water revenue adjustment mechanism approved by the CPUC at two of its water regions, which should help mitigate fluctuations in revenues and earnings due to changes in water consumption in California.  CCWC’s revenues and profitability will, however, continue to be impacted by changes in water consumption in Arizona.

The demand for electricity in our electric customer service area is greatly affected by winter snows.  An increase in winter snows reduces the use of snowmaking machines at ski resorts in the Big Bear area and, as a result, reduces our electric revenues.  Likewise, unseasonably warm weather during a skiing season may result in temperatures too high for snowmaking conditions, which also reduces our electric revenues.  We have requested a revenue adjustment mechanism from the CPUC for our electric business which, if approved, should help mitigate fluctuations in the revenues and earnings of our electric business due to changes in the amount of electricity used by GSWC’s customers.

Our liquidity, and in certain circumstances, earnings, may be adversely affected by increases in electricity and natural gas prices in California

We purchase most of our electric energy sold to customers in our electric customer service area from others under purchased power contracts.  In addition to purchased power contracts, we purchase additional energy from the spot market to meet peak demand.  We may sell surplus power to the spot market during times of reduced energy demand.  We also operate a natural gas-fueled 8.4 megawatt, or MW, generator in our electric service area.

During the energy crisis in late 2000 and 2001, we incurred approximately $23.1 million of additional energy purchase costs that were not covered in rates.  The CPUC authorized a surcharge of 2.2¢ per kilowatt hour from our customers through August 2011 to recover this under-collected balance.  Based on projected electricity sales, we expect to recover all of this under-collected balance.  In addition, the CPUC authorized recovery of energy purchase costs from customers, up to an annual weighted average cost of $77 per MWh each year through August 2011.  We are required to write-off costs in excess of this cap.  As a result, we are at risk for increases in spot market prices of electricity purchased and for decreases in spot market prices for electricity sold.  Since the energy crisis in late 2001, the under-collection in our energy supply cost balancing account incurred during the energy crisis decreased to $1.4 million at June 30, 2009 as a result of the surcharge.  However, this decrease has been offset by increases in the supply cost balancing account primarily due to increases in costs associated with the transportation of energy.

Unexpected generator downtime or a failure to perform by any of the counterparties to our electric and natural gas purchase contracts could further increase our exposure to fluctuating natural gas and electric prices.

Changes in electricity prices also affect the unrealized gains and losses on our block forward purchased power contracts that qualify as derivative instruments if we are required to adjust the asset or liability on these contracts to reflect the fair market value of the contracts at the end of each month.  The CPUC has authorized us to establish a memorandum account to track the changes in the fair market value of our new power purchased contracts that became effective on January 1, 2009.  As a result, unrealized gains and losses on these purchased power contracts will not impact earnings.

Our assets are subject to condemnation

Municipalities and other government subdivisions may, in certain circumstances, seek to acquire certain of our assets through eminent domain proceedings.  It is generally our practice to contest these proceedings which may be costly and may divert the attention of management from the operation of our business.  If a municipality or other government subdivision succeeds in acquiring our assets, there is a risk that we will not receive adequate compensation for the assets acquired or be able to recover all charges associated with divesting these assets.

Additional Risks Associated with our Contracted Services

We derive revenues from contract operations primarily from the operation and maintenance of water and/or wastewater systems at military bases and the construction of water and wastewater improvements to the infrastructure on these bases.  As a result, these operations are subject to risks that are different than those of our public utility operations.

Our operations and maintenance contracts on military bases create certain risks that are different from that of our regulated utility operations

We have entered into contracts to provide water and/or wastewater services at military bases pursuant to 50-year contracts, subject to termination, in whole or in part, for the convenience of the U.S. government.  In addition, the U.S. government may stop work under the terms of the contracts, delay performance of our obligations under the contracts or modify the contracts at its convenience.

Our contract pricing was based on a number of assumptions, including assumptions about prices and availability of labor, equipment and materials.  We may be unable to recover all costs if any of these assumptions are inaccurate or if all costs that we may incur in connection with performing the work were not considered.  Our operations and maintenance contracts are also subject to periodic price adjustments at the time of price redetermination or in connection with requests for equitable adjustments or other changes permitted by the terms of the contracts.  The contract price for each of these contracts is subject to redetermination two years after commencement of operations and every three years thereafter to the extent provided in each of the contracts.  Prices are also subject to equitable adjustment based upon changes in circumstances and changes in wages and fringe benefits to the extent provided in each of the contracts.

We have experienced delays in the redetermination of prices following completion of the first two years of operation under our operation and maintenance contracts in effect for more than two years.  We have also experienced delays in obtaining a final equitable adjustment of prices for the significantly higher infrastructure at certain of the bases than that described by the U.S. government in its requests for proposal.  These delays have negatively impacted our results of operations and cash flows.  Further delays will impact our future earnings and cash flows.

We are required to record all costs incurred under these types of contracts as these costs are incurred.  As a result, we have been recording losses associated with unanticipated conditions that we have encountered at Fort Bliss and our two new bases in North Carolina and South Carolina.  We will reverse previously recorded costs as, and to the extent that, our requests for equitable adjustments are approved.

We are subject to audits, cost review and investigations by contracting oversight agencies.  During the course of an audit, the oversight agency may disallow costs.  Such cost disallowances may result in adjustments to previously reported revenues.

Payment under these contracts is subject to appropriations by Congress.  We may experience delays in receiving payment or delays in redetermination of prices or other price adjustments due to cancelled or delayed appropriations specific to our projects or reductions in government spending for the military generally or military base operations.  Appropriations and the timing of payment may be influenced by, among other things, the state of the economy, competing political priorities, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures for the military generally or military base operations specifically.

In addition, we must maintain the proper management of water and wastewater facilities, employ state-certified and other qualified employees to support the operation of these facilities and otherwise comply with contract requirements.

Risks associated with the collection, treatment and disposal of wastewater are different, in some respects, from that of our water utility operations

The wastewater collection, treatment and disposal operations of our subsidiaries providing water and/or wastewater services on military bases are subject to substantial regulation and involve significant environmental risks.  If collection or sewage systems fail, overflow or do not operate properly, untreated wastewater or other contaminants could spill onto nearby properties or into nearby streams and rivers, causing damage to persons or property, injury to aquatic life and economic damages, which may not be recoverable in fees.  This risk is most acute during periods of substantial rainfall or flooding, which are common causes of sewer overflow and system failure.  Liabilities resulting from such damage could adversely and materially affect our business, results of operations and financial condition.  In the event that we are deemed liable for any damage caused by overflow, our losses might not be covered by insurance policies or we may find it difficult to secure insurance for this business in the future at acceptable rates.

Our contracts for the construction of infrastructure improvements on military bases create risks that are different, in some respects, from that of our operations and maintenance contracts

We have entered into contracts for the construction of infrastructure improvements to water and wastewater systems at military bases.  Many of these contracts are fixed-price contracts.  Under fixed-price contracts, we benefit from cost savings and earnings, but are generally unable to recover any cost overruns to the approved contract price.  Under extenuating circumstances, the U.S. government has approved increased cost change orders.

We recognize revenues from these types of contracts using the percentage-of-completion method of accounting.  This accounting practice results in our recognizing contract revenues and earnings ratably over the contract term in proportion to our incurrence of contract costs.  The earnings or losses recognized on individual contracts are based on periodic estimates of contract revenues, costs and profitability as the construction projects progress.

We establish prices for these types of fixed-price contracts based, in part, on cost estimates that are subject to a number of assumptions, including assumptions regarding future economic conditions.  If these estimates prove inaccurate or circumstances change, cost overruns could have a material adverse effect on our contracted business operations and results of operations for contracted services.

We may be adversely affected by disputes with the U.S. government regarding our performance of contract services on military bases

If there is a dispute with the U.S. government regarding performance under these contracts or the amounts owed to us, the U.S. government may delay, reject or withhold payment, or assert its right to offset damages against amounts owed to us.  If we are unable to collect amounts owed to us on a timely basis or the U.S. government asserts its offset rights, profits and cash flows will be adversely affected.

If we fail to comply with the terms of one or more of our U.S. government contracts, other agreements with the U.S. government or U.S. government regulations and statutes, we could be suspended or barred from future U.S. government contracts for a period of time and be subject to possible damages, fines and penalties and damage to our reputation in the water and wastewater industry.

We depend, to some extent, upon subcontractors to assist us in the performance of contracted services on military bases

We rely, to some extent, on subcontractors to assist us in the operation and maintenance of the water and wastewater systems at a number of military bases, subject to our existing contracts with the U.S. government.  The failure of any of these subcontractors to perform services for us in accordance with the terms of our contracts with the U.S. government could result in the termination of our contracts to provide water and/or wastewater services at these bases, a loss of revenues or increases in costs to correct as a result of a subcontractor’s performance failures.  We are able to mitigate these risks, in part, by obtaining, and requiring our subcontractors to obtain, performance bonds.

We are also required to make a good faith effort to achieve our small business subcontracting plan goals pursuant to U.S. government regulation.  If we fail to use good faith efforts to meet these goals, the U.S. government may assess damages against us at the end of the contract or, in some cases, at the end of each price redetermination period.  The U.S. government has the right to offset claimed damages against any amounts owed to us.

We also rely on third-party manufacturers as well as third-party subcontractors to complete our construction projects.  To the extent that we cannot engage subcontractors or acquire equipment or materials, our ability to complete a project in a timely fashion or at a profit may be impaired.  If the amount of costs we incur for these projects exceeds the amount we have estimated in our bid, we could experience losses in the performance of these contracts.  In addition, if a subcontractor or manufacturer is unable to deliver its services, equipment or materials according to the negotiated terms for any reason, including the deterioration of its financial condition, we may be required to purchase the services, equipment or materials from another source at a higher price.  This may reduce the profit to be realized or result in a loss on a project for which the services, equipment or materials were needed.

If these subcontractors fail to perform services to be provided to us or fail to provide us with the proper equipment or materials, we may be penalized for their failure to perform.

We continue to incur costs associated with the expansion of our contract activities

We continue to incur additional costs in connection with the expansion of our contract operations associated with the preparation of bids and the negotiation of the terms of new contracts for contract operations on military bases and compliance with regulatory requirements associated with our water marketing efforts.  Our ability to recover these costs and to earn a profit on our contract operations will depend upon the extent to which we are successful in obtaining new contracts on military and recovering these costs and other costs from new contract revenues.

Other Risks

Our business requires significant capital expenditures

The utility business is capital intensive.  On an annual basis, we spend significant sums of money for additions to, or replacement of, our property, plant and equipment at our California and Arizona utilities.  We obtain funds for these capital projects from operations, contributions by developers and others and advances from developers (which are repaid over a period of time at no interest).  We also periodically borrow money or issue equity for these purposes.  In addition, we have a syndicated bank credit facility that is partially used for these purposes.  We cannot provide assurance that these sources will continue to be adequate or that the cost of funds will remain at levels permitting us to earn a reasonable rate of return.

Our subsidiaries providing water and wastewater services on military bases also expect to incur significant capital expenditures.  To the extent that the U.S. government does not reimburse us for these expenditures as the work is performed, the U.S. government will repay us over time with interest.  However, if there is a dispute with the U.S. government regarding performance under these contracts or the amounts owed to us, the U.S. government may delay, reject or withhold payment, or assert its right to offset damages against amounts owed to us.  If we are unable to collect amounts owed to us on a timely basis or the U.S. government asserts its offset rights, profits and cash flows will be adversely affected.

We may be adversely impacted by the current financial crisis

Due to recent capital market events, there has been a decline in the fair value of the assets in our pension and postretirement benefit plans.  This decline in market value will significantly increase our pension and post-retirement benefit plan expenses in 2009.  To the extent that this decline in market value continues or is not reversed and is not offset by changes in the discount rate, pension and postretirement benefit plan expenses may also increase in subsequent years, negatively impacting earnings.  If market conditions do not improve, we will also need to increase our cash contributions to these plans in 2009 and subsequent years.

We include increases in pension and postretirement cost in each general rate case filed by our public utilities for possible recovery.  However, we estimate the amount of expenses expected to be incurred during future years in California.  We may not recover overages from those estimates in rates, which may adversely affect our financial condition, results of operations, cash flow and liquidity, unless otherwise authorized by the CPUC.

We obtain funds from external sources to finance our on-going capital expenditures.  Access to external financing on reasonable terms depends, in part, on conditions in the debt and equity markets.  When business and market conditions deteriorate we may no longer have access to the capital markets on reasonable terms.  Our ability to obtain funds is dependent upon our ability to access the capital markets by issuing debt or equity to third parties or obtaining funds from our revolving credit facility.  If the current financial turmoil continues for an extended period of time, it may become necessary for us to seek funds on unattractive terms.  Moreover, we also have goodwill at CCWC and ASUS that may be adversely impacted if economic conditions worsen.

We anticipate a loss of customers and an increase in charge-offs as a result of rising unemployment, residential foreclosure and business failures.  We also anticipate a reduction in water usage due to the loss of income and the decline in wealth of customers in our services areas.  Our ability to collect amounts owed to us by other third parties could also be adversely impacted by the current financial crisis.

We are unable to predict at this time how we may otherwise be impacted by this financial crisis.

Our failure to comply with the restrictive covenants in our long-term debt agreements and credit facility could trigger prepayment obligations

Our failure to comply with the restrictive covenants under our long-term debt agreements could result in an event of default, which, if not cured or waived, could result in us being required to repay or refinance these borrowings before their due dates on less favorable terms.  If we are forced to repay or refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and interest rates.

We are a holding company that depends on cash flow from GSWC to meet our financial obligations and to pay dividends on our common shares

As a holding company, our subsidiaries conduct substantially all operations and our only significant assets are investments in our subsidiaries.  This means that we are dependent on distributions of funds from our subsidiaries to meet our debt service obligations and to pay dividends on our common shares.  More than 84% of our revenues are derived from the operations of GSWC.  Moreover, none of our other subsidiaries has paid any dividends to us during the past three years.  As a result, we are largely dependent on cash flow from GSWC to meet our financial obligations and to pay dividends on our common shares.

Our subsidiaries are separate and distinct legal entities and generally have no obligation to pay any amounts due on our debt.  Our subsidiaries only pay dividends if and when declared by the subsidiary board.  Moreover, GSWC is obligated to give first priority to its own capital requirements and to maintain a capital structure consistent with that determined to be reasonable by the CPUC in its most recent decision on capital structure, in order that ratepayers not be adversely affected by the holding company structure.  Furthermore, our right to receive cash or other assets in the unlikely event of liquidation or reorganization of GSWC is generally subject to the prior claims of creditors of that subsidiary.  If we are unable to obtain funds from GSWC in a timely manner, we may be unable to meet our financial obligations, make additional investments or pay dividends.

A disruption of our information technology systems could adversely affect our business

We depend on our information technology, or IT, systems to bill customers, process orders, provide customer service, manage construction projects, manage our financial records, track assets, remotely monitor certain of our plants and facilities and manage human resources, inventory and accounts receivable collections.  Our IT systems also allow us to purchase products from our suppliers and bill customers on a timely basis, maintain cost-effective operations and provide service to our customers.  A serious disruption of these systems could adversely affect our business and our ability to provide service to our customers.

Our IT systems are vulnerable to damage or interruption from:

•                  power loss, computer systems failures and internet, telecommunications or data network failures;

•                  user negligence or improper operation by, or supervision of, employees;

•                  physical and electronic loss of customer data or security breaches, misappropriation and similar events;

•                  computer viruses;

•                  intentional acts of vandalism and similar events; and

•                  hurricanes, fires, floods, earthquakes and other natural disasters.

Such damages or interruptions may result in physical and electronic loss of customer or financial data, security breaches, misappropriation and similar events.

Our operations are geographically concentrated in California

Although we operate water and wastewater facilities in a number of states, our operations are concentrated in California, particularly southern California.  As a result, our financial results are largely subject to political, water supply, labor, utility cost and regulatory risks, economic conditions and other economic risks affecting California.  California has been particularly hard hit by the current economic crisis.  California is raising taxes in order to balance the state budget and jobs may be lost to other states which are perceived as having a more business friendly climate, thereby exacerbating the impact of the financial crisis in California.  Consequently, we anticipate a loss of GSWC customers and an increase in charge-offs as a result of rising unemployment, residential foreclosure and business failures in California.

We operate in areas subject to natural disasters or that may be the target of terrorist activities

We operate in areas that are prone to earthquakes, fires, mudslides and other natural disasters.  While we maintain insurance policies to help reduce our financial exposure, a significant seismic event in southern California, where our operations are concentrated, or other natural disasters in California could adversely impact our ability to deliver water and adversely affect our costs of operations.  The CPUC has historically allowed utilities to establish a catastrophic event memorandum account as another possible mechanism to recover these costs.

Terrorists could seek to disrupt service to our customers by targeting our assets.  We have invested in additional security for facilities throughout our regulated service areas to mitigate the risks of terrorist activities.  We also may be prevented from providing water and/or wastewater services at the military bases we serve in times of military crisis affecting these bases.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated herein and therein are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to management.  Forward-looking statements are not statements of historical facts.  For example, when we use words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”

and other words that convey uncertainty of future events or outcome, we are making forward-looking statements.  Such statements address future events and conditions concerning such matters as our ability to raise capital, capital expenditures, earnings, litigation, rates, water sales, water quality and other regulatory matters, adequacy of water supplies, our ability to recover electric, natural gas and water supply costs from ratepayers, contract operations, liquidity and capital resources and accounting matters.  We caution you that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in our forward-looking statements as a result of factors such as changes in utility regulation; recovery of regulatory assets not yet included in rates; future economic conditions which affect changes in customer demand and changes in water and energy supply costs and changes in pension and post-retirement benefit plan costs; future climatic conditions; delays in customer payments or price redeterminations or equitable adjustments on contracts executed by ASUS and its subsidiaries; potential assessments for failure to meet interim targets for the purchase of renewable energy; and legislative, regulatory and legal proceedings and other circumstances affecting anticipated revenues and costs.  Please consider our forward-looking statements in light of those risks as you read this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein.

Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the Securities and Exchange Commission.

Except as required by the federal securities laws, we do not intend, and undertake no obligation, to update our forward-looking statements to reflect new information, future events or circumstances.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we will use the net proceeds from the sale of these securities for general corporate purposes.  General corporate purposes include funding capital expenditures and purchasing and maintaining plant and equipment of our subsidiaries and making investments in our subsidiaries and other entities.  We may temporarily invest the proceeds in short-term securities or use the proceeds to reduce our borrowings or those of our subsidiaries.  We may also use the net proceeds to fund acquisitions of businesses.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated were:

	For the year ended December 31,					For the six months ended June 30,
	2004	2005	2006	2007	2008	2009(2)
Ratio of earnings to fixed charges(1)	2.69	4.13	2.76	3.16	2.58	3.23

(1)          Fixed charges consist of interest expense, including amortization of debt issuance costs, and one-third of rental expense under operating leases representing an approximate interest factor.

(2)          Unaudited.

We do not have any preferred securities outstanding.

DESCRIPTION OF DEBT SECURITIES

We will issue debt securities under an indenture filed with the SEC as an exhibit to our registration statement.  The indenture may be amended or supplemented from time to time.  We will file any amendments or supplements to the indenture or any securities resolution which amends or supplements the indenture with the SEC.  The indenture will be qualified under the Trust Indenture Act of 1939.

The following summary of the terms of the indenture is not complete and you should carefully review the indenture and any supplemental indenture or securities resolution we may file with the SEC in a particular offering.

General

We will issue debt securities in one or more series from time to time.  The indenture does not limit the principal amount of debt securities that we may issue.  The specific terms of the debt securities will be included in a supplemental indenture or securities resolution and described in a prospectus supplement.  Some of the terms that may be included are:

•                  title and amount of securities;

•                  maturity date;

•                  redemption, which may be mandatory or at our option or the option of the holders;

•                  right to exchange or convert debt securities into other securities;

•                  right to defease the debt securities;

•                  sale at a discount; debt securities sold at a discount may bear no interest or interest at a rate below the market rate at the time of issuance;

•                  interest rates that may be fixed or variable;

•                  procedures for the auction or remarketing of securities;

•                  currency in which the securities will be issued;

•                  listing of the debt securities on a national securities exchange; and

•                  any changes to or additional events of default or covenants.

Unless otherwise specified in the prospectus supplement, we will issue the debt securities only as fully registered global debt securities.

Status of Debt Securities

Our debt securities will be unsecured and unsubordinated and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.  GSWC has outstanding unsecured debt and must make scheduled payments on this debt and otherwise comply with the terms of this debt before it may pay dividends to us.  We currently rely principally on dividends from GSWC to pay our debt securities.  As a result, GSWC’s debt is senior to our debt securities.

Payment and Transfer

We will pay amounts due on the debt securities at the place or places designated by us for such purposes.  We may, at our option, pay by check mailed to the person in whose name your debt securities are registered at the close of business on the day or days specified by us.

If debt securities are registered in your name, you may transfer or exchange debt securities at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge, except for any tax or governmental charge.

If you do not claim any payments that we make to a paying agent on the debt securities for a period of one year, then the paying agent may return the payment to us.  You must then contact us for such payment.

Absence of Restrictive Covenants

Unless otherwise indicated in the applicable prospectus supplement, we are not:

•                  restricted by the indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations, including obligations secured by our property;

•                  required to maintain any financial ratios or specified levels of net worth or liquidity; and

•                  providing you any special protection in the event of a highly leveraged transaction.

Successor Corporation

The indenture allows us:

•                  to consolidate or merge with or into any other person; or

•                  any other person to merge into us; or

•                  our company to transfer all or substantially all of our assets to another person;

if, in each case, the following conditions are satisfied:

•                  the surviving company

•                  is a person organized and existing under the laws of the United States or a state; or

•                  assumes, by supplemental indenture, all of our obligations under the debt securities and the indenture; and

•                  immediately after the merger, consolidation or transfer, there is no default under the indenture.

We will be relieved from our obligations on the debt securities and under the indenture if these conditions are satisfied.

Subject to certain limitations in the indenture, the trustee may rely on an officer’s certificate and an opinion of counsel from us as conclusive evidence that any consolidation, merger or transfer, and any related assumption of our obligations, complies with the indenture.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the indenture with respect to a series of debt securities:

•                  if we fail to pay any installment of interest when due if our failure continues for a period of 60 days;

•                  if we fail to pay principal when due if our failure continues for three business days;

•                  if we fail to deposit any sinking fund payment when due if our failure continues for three business days;

•                  if we fail to perform for 90 days after notice any of our other agreements applicable to the debt securities of a series;

•                  if certain events in bankruptcy, insolvency or reorganization occur; or

•                  if any other event of default provided in the terms of the debt securities of the series occurs.

Unless otherwise provided in the applicable prospectus supplement, the indenture does not have a cross-default provision.  Thus, a default by us or by any of our subsidiaries on any other debt would not constitute an event of default.  A default on any series of debt securities does not necessarily constitute a default on any other series.  The trustee may withhold notice to you of a default for such series (except for payment defaults) if the trustee considers the withholding of notice in your best interests.

If an event of default for any series of debt securities has occurred and is continuing, the trustee or the holders of not less than one-third in aggregate principal amount of the debt securities of such series may send a notice declaring the entire principal amount (or in the case of discounted debt securities, such portion as may be described in the applicable prospectus supplement) of all the debt securities of such series to be due and payable immediately.  The trustee is required to notify you of any such event that would become a default if the trustee has actual knowledge of the event.  Subject to certain conditions, the holders of not less than a majority in aggregate principal amount of the debt securities of such series may annul any declaration and rescind its consequences, except for failure to pay interest or principal, to make any deposit in a sinking fund or any other event of default which may not be waived without the consent of all security holders affected by the default.

We must file a certificate annually with the trustee regarding our compliance with the indenture.

The trustee may require a reasonable indemnity from you before it enforces the indenture or the debt securities of any series.  Subject to the provisions for indemnification, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee, for the debt securities of such series.

Modification of Indenture

Unless otherwise indicated in the applicable prospectus supplement, the holders of not less than a majority in aggregate principal amount of all outstanding debt securities, voting together as a single class, may, with certain exceptions described below, modify the indenture.  We may not, however, modify any terms relating to the amount or timing of payments or reduce the percentage of holders required to approve modifications to the indenture without your consent.

We may modify the indenture without your consent to:

•                  create a new series of debt securities and establish its terms;

•                  cure ambiguities or fix omissions;

•                  comply with the provisions of the indenture regarding successor corporations; or

•                  make any change that does not materially adversely affect your rights as a holder of debt securities.

Unless otherwise provided in the applicable prospectus supplement or prohibited by the indenture, we may also amend the indenture with the written consent of a majority in principal amount of the debt securities of all series affected by the amendment voting together as a single class.

We are prohibited from amending the indenture without the consent of all holders of debt securities to:

•                  reduce the amount of debt securities whose holders must consent to an amendment;

•                  reduce the amount of interest or change the time for payment of interest;

•                  change the amount or times for sinking fund or principal payments; or

•                  make any change in the rights of security holders with respect to waiver of defaults or making amendments or modifications to the indenture;

Defeasance

Unless otherwise provided in the applicable prospectus supplement, we may either:

•                  terminate as to a series all of our obligations (except for our obligation to pay all amounts due on the debt securities in accordance with their terms and certain other obligations with respect to such matters as the transfer or exchange of a debt security and the replacement of destroyed, lost or stolen debt securities); or

•                  terminate as to a series our obligations, if any, with respect to the debt securities of such series under the covenants, if any, applicable to such series as described in the prospectus supplement.

We may exercise either defeasance option notwithstanding our prior exercise of the other defeasance option.  If we terminate all of our obligations, a series may not be accelerated because of an event of default.  If we terminate our covenants, a series may not be accelerated by reference to the covenants described in the applicable prospectus supplement.

To exercise either defeasance option as to a series of debt securities, we must deposit in trust with the trustee money or U.S. government obligations sufficient to make all payments on the debt securities of the series being defeased to redemption or maturity.  We must also comply with certain other conditions.  In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to you for Federal income tax purposes.

Regarding the Trustee

Unless otherwise indicated in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, National Association (formerly Chase Manhattan Bank and Trust Company, National Association, and then J.P. Morgan Trust Company, National Association) will act as trustee, registrar, transfer and paying agent for the debt securities.  We may remove the trustee with or without cause if we notify the trustee 30 days in advance and if no default occurs or is continuing during the 30-day period.  In addition, the holders of a majority of the principal amount of the outstanding debt securities may remove the trustee by notifying the trustee and appointing a successor trustee with our consent.

In certain circumstances, the trustee may not enforce its rights as one of our creditors.  The trustee may, however, engage in certain other transactions.  If it acquires any conflicting interest as a result of any of these transactions and there is a default under the debt securities, the trustee must eliminate the conflict of interest or resign.

The trustee also acts as trustee under an indenture between GSWC and the trustee, dated September 1, 1993, as supplemented, under which certain debt securities of GSWC may be issued and outstanding at the same time that debt securities may be issued and outstanding under the indenture.  Under the indenture, the trustee is authorized to continue acting as trustee under the GSWC indenture with respect to such GSWC debt securities while also acting as trustee with respect to the debt securities.  So long as a successor trustee has been appointed, the indenture further authorizes the trustee to resign from either or both of its appointments as trustee hereunder and as trustee under GSWC’s indenture in the event that the trustee determines in good faith that its performance hereunder or under GSWC’s indenture subjects the trustee to a conflict of interest.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of California.

DESCRIPTION OF CAPITAL STOCK

As of June 30, 2009, our authorized capital stock was 30,150,000 shares.  Those shares consisted of:

•                  30,000,000 common shares, no par value, of which 18,489,120 were outstanding; and

•                  150,000 new preferred shares, no par value, which are referred to herein as preferred shares since we no longer have any other authorized series of preferred shares; none of the preferred shares are outstanding.

We may in the future amend our articles of incorporation to increase the authorized number of shares of our currently authorized common shares or preferred shares or to authorize shares of one or more additional classes of preferred shares.  Our board of directors and shareholders would need to approve this amendment.

We will list any common shares offered hereunder on the New York Stock Exchange.  We may also list one or more series of preferred shares on a national securities exchange.

The following summary of the terms of our capital stock is not complete.  You should look at our amended and restated articles of incorporation and our bylaws, each of which we have filed with the SEC, and any amendment to our amended and restated articles of incorporation setting forth the terms of any series of preferred shares we may file with the SEC.

Common Shares

We may issue common shares from time to time in one or more offerings, either separately or in combination with the offering of other securities.

Subject to the rights of holders of our preferred shares, common shareholders are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor.  Our articles of incorporation do not restrict our ability to pay dividends.  We are not subject to any contractual restrictions on our ability to pay dividends except the requirement in our credit facilities to maintain compliance with all covenants.

We currently obtain funds to pay dividends on common shares principally from dividends paid by GSWC.  GSWC must make scheduled payments on its debt and otherwise comply with the terms of its debt before it pays dividends to us.  Under the most restrictive provisions, as of June 30, 2009, $262.5 million was available to pay dividends to us.  GSWC is also prohibited under the terms of senior notes issued in October 2005 and March 2009 from paying dividends if, after giving effect to the dividend, its total indebtedness to capitalization ratio (as defined) would be more than .6667 to 1.

Our ability to pay dividends to common shareholders and the ability of GSWC to pay dividends to us are also subject to restrictions imposed by California law.  As a result of these restrictions, approximately $132.7 million of our retained earnings was available to pay dividends, and approximately $125.0 million of GSWC’s retained earnings was available to pay dividends to us at June 30, 2009.

We have paid cash dividends on our common shares quarterly since our formation as a holding company in 1998.  Prior to this, GSWC had paid dividends on its common shares since 1931.  We intend to continue our practice of paying quarterly cash dividends.  However, the payment, amount and timing of dividends are dependent upon future earnings, our financial requirements and other factors considered relevant by our board of directors.

Each common shareholder is entitled to one vote per share.  Common shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are met.  Upon our liquidation, dissolution or winding up (but subject to the rights of holders of our preferred shares), we will ratably distribute our assets legally available for distribution to holders of common shares.  Common shareholders have no preemptive or other subscription or conversion rights and no liability for further calls upon their shares.  The common shares are not subject to assessment.

Our common shares are listed on the New York Stock Exchange under the symbol “AWR.”  The transfer agent and registrar for our common shares is BNYMellon Shareowner Services, LLC.  Common shareholders may participate in our common share purchase and dividend reinvestment plan.

Preferred Shares

We may issue preferred shares from time to time in one or more series.  We may also issue fractional shares of preferred shares that will be represented by depositary shares and receipts.

Before the issuance of shares of any series of preferred shares, our board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California.  The certificate of determination fixes the designation and number of shares of the series and their rights, preferences, privileges and restrictions, including, but not limited to the following:

•                  the title;

•                  voting rights;

•                  any rights and terms of redemption, including sinking fund provisions;

•                  dividend rates, periods and or payment dates or methods of calculation, as applicable,

•                  whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•                  the relative ranking and preference as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•                  the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price, or manner of calculation and conversion period;

•                  liquidation preferences;

•                  any limitations on issuance of any class or series ranking senior or on a parity as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•                  any other specific terms, preferences, rights, limitations or restrictions.

We will also set forth in a prospectus supplement the following terms relating to the series of preferred shares being offered:

•                  the number of preferred shares we are offering and the offering price per share;

•                  the procedures for any auction or remarketing of the preferred shares, if applicable;

•                  any listing of the preferred shares on any securities exchange; and

•                  a discussion of any applicable material and/or special United States federal income tax considerations.

Certain Provisions of our Articles and Bylaws

Certain provisions of our articles of incorporation and bylaws may delay or make more difficult acquisitions or changes of control of our company.  Certain of these provisions may also have the affect of preventing changes in our management.  The following summary of certain of these provisions is not complete and you should look at our articles of incorporation and bylaws, which we have filed with the SEC.

Our articles of incorporation provide for the classification of our board of directors into up to three classes (depending upon the number of directors), each consisting of a number of directors as nearly equal as practicable.  Our board of directors currently has two classes.  So long as the board remains classified into two classes, a minimum of two annual meetings of shareholders would generally be required to replace our entire board, absent intervening vacancies.

Our articles of incorporation also provide that certain business combinations and sales of substantially all of our assets must be approved either by the affirmative vote of a majority of our continuing directors or by the affirmative vote of at least two-thirds of the combined voting power of our outstanding shares, voting together as a single class, in addition to any other approvals required by applicable law.  In addition, any amendments to our bylaws relating to the calling of shareholders’ meetings, the bringing of business at shareholders’ meetings or amending the provisions of our articles of incorporation described in this paragraph and the preceding paragraph must be approved by at least two-thirds of the combined voting power of our outstanding shares, voting together as a single class.

Certain Provisions of State Law

Certain provisions of state law may delay or make more difficult acquisitions or changes in control of our company. Certain of these provisions are summarized below.

Under California law, if a tender offer or a written proposal for approval of a reorganization of a corporation or a sale of substantially all of its assets is made by an “interested party,” the person making the offer must deliver an affirmative opinion to each shareholder in writing as to the fairness of the consideration to be received by the shareholders.  The term “interested party” means a person who is a party to the transaction and who

•                  directly or indirectly controls the corporation that is the subject of the tender offer or proposal;

•                  is, or is directly or indirectly controlled by, an officer or director of the corporation; or

•                  is an entity in which a material financial interest is held by any director or executive officer.

In addition, it may be necessary for a person that acquires control, either directly or indirectly, of a public utility to obtain prior approval of the utility regulatory commissions in the States of Arizona, California, Maryland, North Carolina, Texas and Virginia. A business combination involving the company would result in the acquisition of control of each of our public utility subsidiaries in these states.

DESCRIPTION OF DEPOSITARY SHARES

We may from time to time issue fractional preferred shares that will be represented by depositary shares and receipts issued pursuant to a deposit agreement.  We have included a form of deposit agreement as an exhibit to the registration statement.  The following summary of the general terms of the deposit agreement is not complete.  You should look at the deposit agreement and any amendments thereto or to our articles of incorporation setting forth the terms of the preferred shares we may file with the SEC.

General

If we elect to offer fractional interests in a series of preferred shares, a depositary will issue receipts for depositary shares, each of which will represent fractional interests of a particular series of preferred shares.  The depositary will hold the preferred shares under the terms of the deposit agreement.  The depositary will be a bank or trust company selected by us.  Subject to the terms of the deposit agreement, you will be entitled to all the rights and preferences of the preferred shares underlying such depositary shares in proportion to your fractional interest in the preferred shares.  Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement.  The terms of the depositary shares, depositary receipts and preferred shares will be described in the applicable prospectus supplement.

The deposit agreement will contain provisions relating to adjustments in the fraction of preferred shares represented by a depositary share in the event of a split-up, combination or other reclassification of the preferred shares or upon any recapitalization, merger or sale of substantially all of our assets as an entirety.

Upon surrender of depositary receipts at the office of the depositary, payment of the charges provided in the deposit agreement and satisfaction of other conditions in the deposit agreement, the depositary will deliver to you the whole preferred shares of the series underlying the depositary shares evidenced by the depositary receipts.  There may, however, be no market for the underlying series of preferred shares.  Once you have withdrawn the underlying series of preferred shares from the depositary, you may not redeposit them.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for any applicable series of preferred shares to you in proportion to the number of depositary shares outstanding on the record date.  The depositary will distribute only such amount as can be distributed without attributing to you a fraction of one cent.  The balance not distributed to you will be added to and treated as part of the next sum received by the depositary for distribution to you.

If there is a distribution other than in cash, the depositary will distribute property received by it to you in proportion, insofar as possible, to the number of depositary shares outstanding, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution.  If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to you.

The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to you will be made available to you.

All amounts distributed to you will be reduced by any amount required to be withheld by us on account of taxes and other governmental charges.

Conversion and Exchange

If any series of preferred shares underlying the depositary shares is subject to conversion or exchange, you will have the right or obligation to convert or exchange the depositary shares represented by such depositary receipts.

Redemption of Depositary Shares

If a series of the preferred shares underlying the depositary shares is subject to redemption, the depositary will redeem the depositary shares from the proceeds received by it as a result of the redemption.  The depositary will mail notice of redemption to you not less than 30 and not more than 60 days prior to the date fixed for redemption at your address appearing in the depositary’s books.  The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable to you on such series of the preferred shares.  Whenever we redeem shares of any series of preferred shares held by the depositary, the depositary will redeem as of the same redemption date, the number of depositary shares representing the applicable series of preferred shares.  If less than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as determined by the depositary (subject to rounding to avoid fractions of depositary shares).

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding.  When the depositary shares are no longer outstanding, all of your rights will cease, except your right to receive money, securities or other property payable upon such redemption and any money, securities or other property that you were entitled to receive upon such redemption upon surrender to the depositary of the depositary receipts evidencing your depositary shares.

Voting of Preferred Shares

Upon receipt of notice of any meeting at which you are entitled to vote, the depositary will mail the information contained in the notice of such meeting to you.  You may instruct the depositary on the exercise of your voting rights. The depositary will try, if practical, to vote the number of shares of preferred shares underlying your depositary shares according to your instructions.  We agree to take all reasonable action required by the depositary in order to enable the depositary to do so.  The depositary will abstain from voting, or giving consents with respect to, preferred shares to the extent it does not receive specific instructions from you.

Amendment and Termination of Depositary Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement.  However, any amendment that imposes or increases fees, taxes or charges upon you or otherwise materially and adversely alters your rights will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding.  Notwithstanding the foregoing, no amendment may impair your right to receive any moneys or property to which you are entitled under the terms of the depositary receipts or deposit agreement at the times and in the manner and amount provided therein.

A deposit agreement may be terminated by us or the depositary only if

•                  all related outstanding depositary shares have been redeemed;

•                  there has been a final distribution of the preferred shares of the relevant series in connection with our liquidation, dissolution, or winding up and such distribution has been distributed to you; and

•                  the depositary shares relate to a series of preferred shares that is convertible into other securities and all of the outstanding depositary shares have been so converted.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements.  We will pay associated charges of the depositary for the initial deposit of any series of preferred shares and any redemption or withdrawal by us of any series of preferred shares.  You must pay transfer and other taxes and governmental charges and such other charges as are stated in the deposit agreement to be for your account.

Resignation and Removal of Depositary

The depositary may resign by delivering notice to us, and we may remove the depositary.  Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of such appointment.  The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to you all reports and communications from us that are delivered to the depositary and that we must furnish to you as the holder of the preferred shares or depositary receipts.

Neither the depositary nor any of its agents, the registrar nor us will be:

•                  liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement;

•                  subject to any liability under the deposit agreement to you other than for its gross negligence or willful misconduct; or

•                  obligated to prosecute or defend any legal proceeding in respect of depositary receipts, depositary shares or any series of preferred series, unless satisfactory indemnity is furnished by you.

We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares, or other persons believed by us to be competent and on documents believed to be genuine.

GLOBAL SECURITIES

We will issue the securities initially in book-entry form and they will be represented by one or more global notes or global securities, or collectively, the global securities.  We will deposit the global securities with, or on behalf of, The Depository Trust Company or DTC, New York, New York, as depositary.  The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC.  One fully-registered global security certificate will be issued for each issue of the debt securities, each in the aggregate principal amount of each issue, and for each issue of common shares, preferred shares and depositary receipts, each in a separate certificate, and will be deposited with DTC.  Unless and until it is exchanged for individual certificates evidencing the securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•                  the world’s largest securities depository;

•                  a limited-purpose trust company organized under the New York Banking Law;

•                  a “banking organization” within the meaning of the New York Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•                  a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or direct participants, deposit with DTC.  DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts.  This eliminates the need for physical movement of securities certificates.  Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.  DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.  DTCC is owned by the users of its regulated subsidiaries.  Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, or indirect participants.  The DTC Rules applicable to its participants are on file with the SEC.

Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for such interests on DTC’s records.  The ownership interest of each actual purchaser of interest in the securities, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records.  Beneficial owners will not receive written confirmation from DTC of their purchase.  Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction.  Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners.  Beneficial owners will not receive certificates representing their ownership interests in the securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC.  The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners.  The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC.  If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co., nor such other DTC nominee, will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s procedures.  Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date.  The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the interests in the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

So long as the securities are in book-entry form, redemption proceeds and distributions on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC.  DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable agent on payable date in accordance with their respective holdings shown on DTC’s records.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the applicable agent’s, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

We will maintain an office or agency in the Borough of Manhattan, the City of New York, New York, where notices and demands in respect of the securities, the indenture and the deposit agreement may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.  That office or agency will initially be the office of an affiliate of the trustee, which is currently located at The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration.

If the securities provide for optional or mandatory purchase, a beneficial owner shall give notice to elect to have its securities purchased or tendered, through its participant, to the tender/remarketing agent specified in the applicable prospectus supplement and shall effect delivery of such securities by causing the direct participant to transfer the participant’s interest in the securities, on DTC’s records, to the tender/remarketing agent.  The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the  securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the tender/remarketing agent’s DTC account.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities.  Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities, the indenture or the certificate of determination, as applicable.

The laws of certain jurisdictions may require that some purchasers of the securities take physical delivery of the securities in definitive form.  Those laws may impair the ability to transfer or pledge beneficial interests in the securities.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to us or the applicable agent.  Under such circumstances, in the event that a successor securities depository is not obtained, securities certificates are required to be printed and delivered.  We may also decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository).  In that event, securities certificates will be printed and delivered to DTC in the name or names that the depositary directs.

The information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time.  Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities:

•                                          to or through one or more underwriters or dealers;

•                                          in short or long transactions;

•                                          directly to investors; or

•                                          through agents.

We may sell the securities from time to time:

•                                          in privately negotiated transactions;

•                                         in one or more transactions at a fixed price or prices, which may be changed from time to time;

•                                         in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•                                          at prices related to such prevailing market prices; or

•                                          at negotiated prices.

We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities.  We will set forth in a prospectus supplement the terms of the offering of securities, including:

•                                          the names of any underwriters, dealers or agents;

•                                         any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•                                          any discounts or concessions allowed or reallowed or paid to dealers;

•                                         details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•                                         the purchase price of the securities being offered and the proceeds we will receive from the sale;

•                                          the public offering price; and

•                                          the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time.  If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, such third parties (or affiliates of third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities.  The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement or a post-effective amendment.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.  Such financial institution or third party may transfer its economic short position to investors in our offered securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers

If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above.  The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters.  Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities.  We may use underwriters with whom we have a material relationship.  We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell the securities through agents from time to time.  The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them.  Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities.  These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933.  As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions.  The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.  “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any.  If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option.  The underwriters must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids.  If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.  The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities.  The magnitude or effect of any stabilization or other transactions is uncertain.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.  In this case, no agents, underwriters or dealers would be involved.  We may sell securities upon the exercise of rights that we may issue to our security holders.  We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

Trading Market and Listing of Securities

The securities offered by us may or may not be listed on a national securities exchange.  It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance as to the liquidity of the trading market for any of our securities offered.

LEGAL MATTERS

O’Melveny & Myers LLP will pass on the validity of the securities offered by this prospectus for us.  If counsel for any underwriters passes on legal matters in connection with an offering of our securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of American States Water Company (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus.  This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto.  For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it.  Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete.  We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file annual, quarterly and special reports, proxy statements and other information with the SEC.   You may read and copy any document we file with the SEC at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.  You may also obtain information about us at our web-site at http://www.aswater.com.  The information on our web-site does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 001-14431) listed below.  This information is considered a part of this prospectus.  These documents are as follows:

•                  our annual report on Form 10-K for the year ended December 31, 2008;

•                  our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•                  our current reports on Form 8-K filed with the SEC on January 2, 2009, January 30, 2009, May 13, 2009, May 15, 2009, May 21, 2009, July 14, 2009 and July 31, 2009;

•                  the portions of our proxy statement on Schedule 14A for our 2009 Annual Meeting of Shareholders that have been incorporated by reference into our most recent Form 10-K; and

•                  the description of our common shares set forth in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.  Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings with the SEC, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
American States Water Company
630 East Foothill Boulevard
San Dimas, California 91773
(909) 394-3600

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

Common Shares

Debt Securities
Preferred Shares
Depositary Shares

PROSPECTUS

       , 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

Registration fee	$6,417
Rating agency fees	135,000	*
Printing and engraving expenses	5,000	*
Accounting fees and expenses	160,000	*
Legal fees and expenses	160,000	*
Blue sky fees and expenses	5,000	*
Fees and expenses of Transfer Agent, Trustee and Depositary	50,000	*
Miscellaneous	8,000	*
Total	$529,417	*

* Expenses are estimated except for the registration fee.

Item 15.  Indemnification of Directors and Officers.

Section 317 of the California Corporations Code provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding or action by reason of the fact that he or she is or was a director, officer, employee or other agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise.  Section 317 also grants authority to a corporation to include in its articles of incorporation indemnification provisions in excess of that permitted in Section 317, subject to certain limitations.

Article V of the Company’s Amended and Restated Articles of Incorporation authorizes the Company to provide indemnification of directors, officers, employees and other agents through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317, subject only to the limitations set forth in Section 204 of the California Corporations Code.

Article VI of the Company’s Bylaws contains provisions implementing the authority granted in Article V of the Company’s Amended and Restated Articles of Incorporation.  The Bylaws provide for the indemnification of any director or officer of the Company, or any person acting at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise, including a Company-sponsored employee benefit plan, for any threatened, pending or completed action or proceeding to the fullest extent permitted by California law and the Company’s Amended and Restated Articles of Incorporation, provided that the Company is not liable to indemnify any director or officer or to make any advances to the director or officer (i) as to which the Company is prohibited by applicable law from paying as an indemnity; (ii) with respect to expenses of defense or investigation, if such expenses were or are incurred without the Company’s consent (which consent may not be unreasonably withheld); (iii) for which payment is actually made to the director or officer under a valid and collectible insurance policy maintained by the Company, except in respect of any excess beyond the amount of payment under such insurance; (iv) for which payment is actually made to the director or officer under an indemnity by the Company otherwise than pursuant to the Company’s Bylaws, except in respect of any excess beyond the amount of payment under such indemnity; (v) based upon or attributable to the director or officer gaining in fact any personal profit or advantage to which he or she was not legally entitled; (vi) for an accounting of profits made from the purchase or sale by the director or officer of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and

amendments thereto or similar provisions of any federal, state or local statutory law; or (vii) based upon acts or omissions involving intentional misconduct or a knowing and culpable violation of law.  Indemnification covers all expenses, liabilities and losses including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement.

The Company has purchased directors and officers insurance policies to provide protection against certain liabilities of the directors and officers.  The Company has also entered into written agreements with each of its directors and officers incorporating the indemnification provisions of its Bylaws.

Item 16.  Exhibits.

Exhibit Number	Description of Exhibit
1.01*	Form of Underwriting or Sales Agreement.
3(i).01	Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Form 10-K/A for the year ended December 31, 2003).
3(ii).01	Bylaws (incorporated by reference to Form 8-K filed on November 5, 2008).
4.01	Indenture with respect to Debt Securities, as supplemented (incorporated by reference to Form 10-Q for the quarter ended June 30, 2009).
4.02**	Form of Deposit Agreement with respect to the Depositary Shares.
4.03**	Form of Depositary Receipt.
4.04	Form of Certificate for Common Shares (incorporated by reference to the Company’s Form 8-K filed August 27, 2003).
4.05*	Form of Certificate of Determination of Preferred Shares
4.06*	Form of Certificate for Preferred Shares.
5.01	Opinion of O’Melveny & Myers LLP as to the validity of Securities issued by the Company.
12.01	Computation of Ratios of Earnings to Fixed Charges of the Company.
23.01	Consent of PricewaterhouseCoopers LLP.
23.02	Consent of PricewaterhouseCoopers LLP.
23.03	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).
24.01	Power of Attorney (included on page II-6).
25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee.

*    To be filed by amendment or pursuant to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and incorporated by reference herein.

**  Filed as an exhibit to Registration Statement No. 333-68299 and incorporated by reference herein.

Item 17.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or a prospectus that is part of this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)                                  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)                                  To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on August 10, 2009.

AMERICAN STATES WATER COMPANY

By:	/s/ Robert J. Sprowls
Name:	Robert J. Sprowls
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below constitutes and appoints Robert J. Sprowls and Eva G. Tang, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Robert J. Sprowls	Principal Executive Officer, President,	August 10, 2009
Robert J. Sprowls	Chief Executive Officer and Director

/s/ Eva G. Tang	Principal Financial Officer and Principal Accounting Officer,	August 10, 2009
Eva G. Tang	Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer

/s/ Lloyd E. Ross	Chairman of the Board and Director	August 10, 2009
Lloyd E. Ross

Signature	Title	Date

/s/ James L. Anderson	Director	August 10, 2009
James L. Anderson

/s/ Diana M. Bontá	Director	August 10, 2009
Diana M. Bontá

/s/ N.P. Dodge, Jr.	Director	August 10, 2009
N.P. Dodge, Jr.

/s/ Anne M. Holloway	Director	August 10, 2009
Anne M. Holloway

/s/ Robert F. Kathol	Director	August 10, 2009
Robert F. Kathol

/s/ Gary F. King	Director	August 10, 2009
Gary F. King

Exhibit Number	Description of Exhibit
1.01*	Form of Underwriting or Sales Agreement.
3(i).01	Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Form 10-K/A for the year ended December 31, 2003).
3(ii).01	Bylaws (incorporated by reference to Form 8-K filed on November 5, 2008).
4.01	Indenture with respect to Debt Securities, as supplemented (incorporated by reference to Form 10-Q for the quarter ended June 30, 2009).
4.02**	Form of Deposit Agreement with respect to the Depositary Shares.
4.03**	Form of Depositary Receipt.
4.04	Form of Certificate for Common Shares (incorporated by reference to the Company’s Form 8-K filed August 27, 2003).
4.05*	Form of Certificate of Determination of Preferred Shares
4.06*	Form of Certificate for Preferred Shares.
5.01	Opinion of O’Melveny & Myers LLP as to the validity of Securities issued by the Company.
12.01	Computation of Ratios of Earnings to Fixed Charges of the Company.
23.01	Consent of PricewaterhouseCoopers LLP.
23.02	Consent of PricewaterhouseCoopers LLP.
23.03	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).
24.01	Power of Attorney (included on page II-6).
25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee.

*    To be filed by amendment or pursuant to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and incorporated by reference herein.

**  Filed as an exhibit to Registration Statement No. 333-68299 and incorporated by reference herein.